Exhibit 10.100

ANDEAVOR LOGISTICS LP
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

On January 18, 2018, the Board of Directors of our general partner adopted changes to the director compensation program under which our general partner’s non-employee directors are compensated for their service as directors. The changes to the compensation program were made effective as of January 1, 2018. Each non-employee director receives a compensation package consisting of an annual retainer of $155,000, payable $65,000 in cash and $90,000 in an award of service phantom units, an additional retainer for service as the chair of a standing committee of $15,000, and meeting attendance fees of $1,500 per meeting (for attendance in person or by telephone). We also reimburse our non-employee directors for travel and lodging expenses they incur in connection with attending meetings of the Board or its committees.

Service phantom units granted to non-employee directors under our long-term incentive plan generally vest one year from the grant date. Cash distribution equivalent rights accrue with respect to these phantom units and are distributed upon vesting. If the non-employee director’s termination from the Board is due to death or disability, his service phantom units will automatically vest along with any accrued cash distribution equivalent rights. If termination is due to any other reason, the non-employee director will receive a pro-rated award for the number of full months served during the vesting period along with any accrued cash distribution equivalent rights. The pro-rated award vests one year from the grant date. The number of units granted is determined by dividing the equity portion of the annual retainer by the average closing price of our common units on the NYSE over a ten business-day period ending on the third business day prior to the grant date and rounding any resulting fractional units to the nearest whole unit.

Service phantom units are granted annually to directors in conjunction with the Board’s approval of our Annual Report on Form 10-K. New non-employee directors receive a pro-rata award of service phantom units upon joining the Board.